CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of May 30, 2008, by and between AMBASSADORS GROUP, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.                                    LINE OF CREDIT.

(a)              Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 31, 2011, not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000.00) ("Line of Credit"), the proceeds of which shall be used for Borrower’s general corporate purposes.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of May 30, 2008 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)              Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower to finance Borrower’s working capital requirements (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"), applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)              Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.                                    INTEREST/FEES.

(a)              Interest.  The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)              Computation and Payment.  Interest with respect to all interest rates other than the Prime Rate shall be computed on the basis of a 360-day year, actual days elapsed.  Interest based on the Prime Rate shall be computed on the basis of the actual days in a year of 365 (or in a leap year, 366).  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)              Commitment Fee.  Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Ten Thousand Dollars ($10,000.00), which fee shall be due and payable in full on the date of this Agreement.

(d)              Letter of Credit Fees.  Borrower shall pay to Bank (i) for each Letter of Credit, fees equal to sixty hundredths percent (0.60%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, which shall be due and payable upon: (A) the issuance of such Letter of Credit and (B) each annual renewal date of such Letter of Credit thereafter, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

(e)              Facility Fee.  Borrower shall pay to Bank a non-refundable facility fee for the Line of Credit equal to Twenty Thousand Dollars ($20,000.00), which fee shall be due and payable in full as of each May 1.

SECTION 1.3.                                    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower's deposit account number 96-000-83688 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof when due. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.                                    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.                                    AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, the Letters of Credit, the Letter of Credit Agreement and any other instrument or document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.                                    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, and to the best of Borrower’s knowledge,  result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.                                    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency involving a claim in excess of $500,000.00 (each, a "Litigation Matter") other than those identified on Schedule 2.4 hereto and incorporated herein by this reference.

SECTION 2.5.                                    CORRECTNESS OF FINANCIAL STATEMENT. The consolidated annual financial statement of Borrower dated December 31, 2007, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of the Ambassador Entities, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. To the best of Borrower's knowledge, since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.                                    INCOME TAX RETURNS. To the best of Borrower's knowledge, there are no pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.                                    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.                                    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in material compliance with applicable law.

SECTION 2.9.                                    ERISA. To the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                                    OTHER OBLIGATIONS. To the best of Borrower's knowledge, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.                                    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, and to the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

SECTION 3.1.                                    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)              Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)              Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Corporate Resolution: Borrowing.
(iii)	Certificate of Incumbency.
(iv)	Such other documents as Bank may require under any other Section of this Agreement.

(c)              Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in a substantial or material portion of the assets of Borrower since December 31, 2007.

(d)              Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

SECTION 3.2.                                    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)              Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date (unless by their terms, such representations and warranties were made as of a specific date), no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)              Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)              Additional Letter of Credit Documentation.  Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement properly completed and duly executed by Borrower.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.                                    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.                                    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided, however, that so long as no Event of Default exists and is continuing hereunder as of the date of such inspection, Bank shall provide Borrower with at least two (2) days' prior notice thereof.

SECTION 4.3.                                    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)              not later than 90 days after and as of the end of each fiscal year, a consolidated financial statement of Borrower, together with a copy of the 10K report filed by Borrower with the Securities Exchange Commission, audited by a certified public accountant reasonably acceptable to Bank, to include a balance sheet, an income statement and a statement of cash flows;

(b)              not later than 45 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower, together with a copy of the 10Q report filed by Borrower with the Securities Exchange Commission, to include a balance sheet, an income statement and a statement of cash flows;

(c)              not later than 60 days prior to the last day of each fiscal year, Borrower’s projections of consolidated financial statements for the immediately following year, by fiscal quarter;

(d)              a Compliance Certificate: (i) contemporaneously with any request for an advance under the Line of Credit when the outstanding principal balance of the Line of Credit at the time of such request is zero, and (ii) so long as there are outstanding borrowings under the Line of Credit (excluding amounts reserved under Section 1.1 (b)), contemporaneously with each annual and quarterly financial statement of Borrower required hereby. As used herein, “Compliance Certificate” shall mean a financial covenant compliance certificate (in form and substance acceptable to Bank) of Borrower, together with a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event with which the giving of notice or the passage of time or both would constitute an Event of Default;

(e)	from time to time such other information as Bank may reasonably request.

SECTION 4.4.                                    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.                                    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.                                    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.                                    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.                                    LITIGATION. Promptly give notice in writing to Bank of any Litigation Matter pending or threatened against Borrower that is not disclosed on Schedule 2.4 appended hereto.

SECTION 4.9.                                    FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)              Current Ratio not less than 1.10 to 1.0 for each fiscal quarter ending June 30 and not less than 1.50 to 1.0 for each fiscal quarter ending September 30, with “Current Ratio” defined as the sum of cash and cash equivalents, marketable securities, prepaid program costs, and expenses divided by the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits, the outstanding principal balance of the Line of Credit (including the reserve for outstanding Letters of Credit) and the current portion of capitalized lease payments and long-term debt.

(b)              Deployable Cash not less than zero at any time, with “Deployable Cash” defined as cash and cash equivalents, available for sale securities, prepaid program costs and expenses minus participant deposits, accounts payable, accrued expenses, and other short-term liabilities (excluding deferred taxes) and the current portion of long-term capitalized lease payments.

(c)              Tangible Net Worth not less than $40,000,000.00 at any time, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets.

(d)              Net income after taxes not less than $4,000,000.00 on a trailing 4-quarter basis, determined as of each fiscal quarter end.

SECTION 4.10.                                    NOTICE TO BANK. Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.                                    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                                    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) liabilities not to exceed an aggregate of $2,500,000.00 outstanding at any time, (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (d) indebtedness of Borrower contractually subordinated to Borrower's obligations to Bank on terms and conditions acceptable to Bank, and (e) participant deposits.

SECTION 5.3.                                    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Except as identified on Schedule 5.3 hereto, incorporated herein by this reference, and Except in connection with a Permitted Acquisition, merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity except in connection with a Permitted Acquisition; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

As used herein, “Permitted Acquisition” means the purchase by Borrower of all or substantially all of the assets, business, stock, partnership interests or membership interests of any person or entity, or the acquisition by Borrower of any corporation, partnership or limited liability company through a merger or consolidation in which the surviving entity is Borrower, and which satisfies the following conditions, as determined by Bank in its sole discretion: (a) the purpose of the acquisition shall be to acquire a business in a similar or related line of business to that of Borrower; (b) Bank shall have received from Borrower such information regarding the terms and conditions of the acquisition as it shall reasonably require; (c) no later than thirty (30) days prior to the anticipated closing of such acquisition, Borrower shall deliver consolidated pro forma financial statements to Bank, in form and substance satisfactory to Bank and certified by the president or chief financial officer of Borrower, evidencing that after giving effect to the acquisition, no financial covenant of this Agreement shall be violated; (d) at the time of such acquisition, no Event of Default (as defined in Section 6.1 hereof), and no condition or event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, shall exist or shall have occurred and be continuing hereunder or under any of the other Loan Documents; and (e) the acquisition shall comply with all applicable laws.

SECTION 5.4.                                    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5.                                    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and (b) intercompany loans and investments in other entities related to Permitted Acquisitions in an amount not to exceed an aggregate of $2,500,000.00 outstanding at any time.

SECTION 5.6.                                    PLEDGE OF ASSETS. Except as identified on Schedule 5.6 hereto, incorporated herein by this reference, mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) purchase money security interests granted to secure debt permitted under Section 5.2 (b) hereof; and (b) any of the foregoing in favor of Bank.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.                                    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)              Borrower shall fail to pay within five (5) Business Days of the date when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)              Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)              Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)              Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(e)              Attachments, levies or other like process in excess of $1,000,000.00 in the aggregate are made upon Borrower's or any Third Party Obligor's assets or a judgment is rendered against the property of Borrower or any Third Party Obligor involving a liability of more than $1,000,000.00 which shall not have been vacated, discharged, stayed or bonded to Bank's satisfaction within thirty (30) days from the entity thereof.

(f)              Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor which is not dismissed within sixty (60) days of the filing of such petition, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)              There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

(h)              The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

SECTION 6.2.                                    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.                                    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                                    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:            AMBASSADORS GROUP, INC.
1956 Ambassador Way
Spokane, Washington 99224-4009

BANK:                       WELLS FARGO BANK, NATIONAL ASSOCIATION
601 West 1st Avenue, 9th Floor
Spokane, Washington 99201

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                                    COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) Bank's continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.                                    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5.                                    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.                                    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.                                    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.                                    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.                                      COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.                                    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

SECTION 7.11.                                    ARBITRATION.

(a)              Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)            Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Washington selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)            No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)            Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Washington or a neutral retired judge of the state or federal judiciary of Washington, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Washington and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Washington Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)            Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)            Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)            Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)            Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationshipbetween the parties.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON  LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

              WELLS FARGO BANK,
AMBASSADORS GROUP, INC.                                                                                                                           NATIONAL ASSOCIATION

By: ________________________________                                                                                                 By: ____________________________
      Chadwick J. Byrd, Chief Financial Officer                                                                                                           Thomas Beil, Relationship Manager

By: ________________________________
     Jeffrey D. Thomas, Chief Executive Officer and President